EXHIBIT 99.0

For Immediate Release	Contacts:	News Media	Securities Analysts
		Jules Andres	Dianne Douglas
		310-252-3529	310-252-2703
		Jules.Andres@mattel.com	Dianne.Douglas@mattel.com

Settlement Reached in Shareholder Litigation

EL SEGUNDO, Calif., Dec. 5, 2002—Mattel, Inc. [NYSE:MAT] announced that an agreement in principle has been reached to settle shareholder litigation related to the acquisition of The Learning Company, Inc., in 1999. The settlement remains subject to negotiation of a final written agreement between Mattel and the plaintiffs' attorneys and court approvals.

“Settlement of this litigation represents the final conclusion to an unfortunate chapter in Mattel’s history,” said Bob Normile, Mattel’s General Counsel. “We are pleased to have this distraction behind us so that we can give the business our full attention.”

Under the terms of the settlement, Mattel and its directors’ and officers’ liability insurers will pay a total of $122 million to the plaintiffs. The amount that Mattel expects to pay in connection with the settlement is approximately $25.5 million on a pre-tax basis, consisting of the uninsured portion of the settlement and legal and professional fees. Mattel intends to record this as a non-recurring charge in the fourth quarter of 2002. Beyond the financial settlement, Mattel has agreed to negotiate certain corporate governance procedures with plaintiffs’ attorneys.

About Mattel

Mattel, Inc. is the world’s largest toy company and the leader in the design, manufacture and marketing of toys. The company's best-selling brands include Barbie®, Hot Wheels®, Fisher-Price® and American Girl®. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world. The company’s corporate Web site can be found at www.mattel.com.

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